UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

_______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2016

REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Belvedere Place

Suite 300

Mill Valley, California 94941

(Address of principal executive offices and Zip Code)

(415) 389-7373

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective January 1, 2016, the Board of Directors of Redwood Trust, Inc. (“Redwood”) announced the following executive officer promotions:

Christopher J. Abate has been promoted to Executive Vice President of Redwood Trust, Inc. Mr. Abate now serves as Chief Financial Officer and Executive Vice President of Redwood Trust, Inc.

Fred J. Matera has been promoted to Executive Vice President–Commercial Investments & Finance of Redwood Trust, Inc. and will lead Redwood’s commercial mortgage banking and investments business segment.

Andrew P. Stone has been promoted to Executive Vice President of Redwood Trust, Inc. Mr. Stone now serves as General Counsel, Executive Vice President & Secretary of Redwood Trust, Inc.

(e) Effective January 1, 2016, Redwood Trust, Inc. entered into an employment agreement with each of Mr. Abate, Mr. Matera, and Mr. Stone. Pursuant to the terms of these employment agreements, effective January 1, 2016: Mr. Abate will receive an annual base salary of $475,000 and will have an annual target bonus of 140% of his base salary; Mr. Matera will receive an annual base salary of $500,000 and will have an annual target bonus of 140% of his base salary; and Mr. Stone will receive an annual base salary of $375,000 and will have an annual target bonus of 110% of his base salary. Each year, each of these executive’s annual bonus is based on the Compensation Committee’s determination of whether a specific pre-established target level of Redwood financial performance for that year and specific individual performance measures for that year have been satisfied.

Pursuant to the terms of these employment agreements with these three executives, in the event Redwood terminates an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable agreement), the executive will be entitled to the following benefits: (i) payment of any portion of the executive’s base salary through the date of termination or previously awarded bonus not paid prior to the termination date; (ii) a severance payment in an amount equal to two times the executive’s base salary plus an amount equal to the executive’s base salary prorated for the number of days of employment completed during year up to the date of termination; (iii) all outstanding equity-related awards with time-based vesting will vest in full, and outstanding equity-related awards with performance-based vesting will remain outstanding and continue to be eligible to vest based on the relevant performance goals; and (iv) continuation for a period of 12 months of certain fringe benefits, including life insurance, disability insurance, and medical coverage.

Pursuant to the terms of these employment agreements with these three executives, in the event of a “change of control” (as defined in the agreements) with respect to Redwood, the agreements provide for vesting of these three executives’ equity-related awards only after a so-called ‘double trigger’ due to the fact that no executive’s awards would vest unless that executive is terminated without “cause,” terminates his employment with “good reason,” or the surviving or acquiring corporation does not assume that executive’s outstanding equity-related awards or substitute equivalent awards. These employment agreements also provide for payments and vesting of equity-related awards in the event of an executive’s death or disability.

The foregoing description of each of Mr. Abate’s, Mr. Matera’s, and Mr. Stone’s employment agreements is qualified in its entirety by the text of that agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Employment Agreement, effective as of January 1, 2016, between Redwood and Christopher J. Abate
Exhibit 10.2	Employment Agreement, effective as of January 1, 2016, between Redwood and Fred J. Matera
Exhibit 10.3	Employment Agreement, effective as of January 1, 2016, between Redwood and Andrew P. Stone

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2016	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit Title

10.1	Employment Agreement, effective as of January 1, 2016, between Redwood and Christopher J. Abate
10.2	Employment Agreement, effective as of January 1, 2016, between Redwood and Fred J. Matera
10.3	Employment Agreement, effective as of January 1, 2016, between Redwood and Andrew P. Stone